EXHIBIT 99

COLLATERAL TERM SHEETS

3, 5, and 7-1s broken out by FICO:

	Amount	WAM	Age	MTR	FICO	LTV
3-1s FICO GT 700	103MM	356	2	34	751	66
3-1s FICO LT 700	32MM	355	5	33	671	74
5-1s FICO GT 700	120MM	358	2	58	751	69
5-1s FICO LT 700	63MM	352	7	53	669	81
7-1s FICO GT 700	26MM	358	2	83	751	67
7-1s FICO LT 700	5MM	343	11	74	659	74

Clayton DeGiacinto Goldman,Sachs & Co. Whole Loan Trading 85 Broad Street, 26th Floor New York, NY 10004 clayton.degiacinto@gs.com tel: 212.357.9886 fax: 212.902.1691

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